Exhibit 99.1

NEWS RELEASE for June 3, 2005 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Jesse Deal (Investors)	Robert S. Tocci, CFO & EVP
	jesse@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000

WORLD FUEL SERVICES CORPORATION DECLARES REGULAR

QUARTERLY CASH DIVIDEND

MIAMI (June 3, 2005) … World Fuel Services Corporation (NYSE:INT) announced today that it has declared its quarterly cash dividend of $0.0375 per share payable on July 6, 2005, to shareholders of record on June 17, 2005.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 43 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.wfscorp.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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